EXHIBIT 99.1

PRESS RELEASE
Contact:
Ezenia! Inc.
Investor Relations
investorrelations@ezenia.com

Ezenia!® Inc. and Microsoft Sign A Three-Year Product Agreement

Burlington, Mass., February 28, 2005—Ezenia! Inc. (OTCBB: EZEN.OB), a leading market provider of secure real-time collaboration solutions for government networks and eGovernment, announced today that the Company has signed and renewed its software license distribution agreement with Microsoft Corporation.

The agreement, effective since January 01, enables the Company to integrate Microsoft’s web conferencing technology into the Company’s LaunchPad and InfoWorkSpace products. It has a three-year term, which stipulates revenue commitments from Ezenia in exchange for attractive pricing, and calls for annual reviews of business opportunities.

“We are pleased to be working with Ezenia to deliver the value of Microsoft conferencing technologies to agencies in the Government market. This agreement strengthens our long-term relationship with Ezenia as we work together to develop and shape the role of real time collaboration applications within the enterprise”, noted Ashish Gupta, Senior Director of Partner Sales in the Real Time Collaboration Group at Microsoft.

“The Company sees encouraging trend and growth potential in its business with respect to the InfoWorkSpace product and services into the various branches of the Federal government, including the Department of Defense and various Intelligence agencies”, noted Khoa Nguyen, Chairman and Chief Executive Officer of Ezenia!, Inc. “This agreement solidifies our long-term partnership with Microsoft and enables the Company to expand its reach and market penetration in the burgeoning federal, state, and local government with our secure real-time collaboration solutions”, Mr. Nguyen continues. “The Company is excited with the new pricing terms and feels confident with its revenue commitments, given the momentum achieved thus far and the support from the Real Time Collaboration Group of Microsoft.”

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and the Internet. By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat. The ability to discuss projects, share information and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product offerings can be found at the company’s Web site, http://www.ezenia.com/.

Note to Investors

Statements included herein that are not historical facts include forward-looking statements. Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management’s Discussion and Analysis section of the Company’s 2003 Annual Report on Form 10-K for the year ended December 31, 2003, such as the evolution of Ezenia!’s market, its dependence on major customers, rapid technological change and competition within the collaborative software market, its reliance on third party technology, protection of its propriety technology, its history of liquidity concerns and operating losses, and other considerations that are discussed further in this report. Copies of the Company’s 2003 Annual Report on Form 10-K for the year ended December 31, 2003, or other publicly available financial information, may be received at no charge by contacting Investor Relations at Ezenia!.

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Note:   Ezenia! is a registered trademark, and the Ezenia! Logo, Encounter, InfoWorkSpace and LaunchPad are trademarks of Ezenia! Inc. Additional information on Ezenia! and its products are available at http://www.ezenia.com/. All other trademarks are property of their respective companies.